                              CONSULTING AGREEMENT

     THIS AGREEMENT (the "Agreement"), is made and entered into as of this 15th day of May, 2000, by and between Jim Hock, with offices at 23501 Park Sorrento, #213, Calabasas, CA 91302 ("Consultant") and AMERICAN ENERGY SERVICES, INC., with offices at 7224 Lawndale, Houston, Texas 77012 ("Company") (together the "Parties").

     WHEREAS, the Parties desire to formalize the terms and conditions under which Consultant shall act as an independent marketing representative to the Company;

     NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other valid consideration, receipt of which is hereby acknowledged, the Parties agree as follows:

1. Term of Agreement and Renewal.

     The Agreement shall remain in effect from the date of execution hereof through the expiration of a one year period, and may be renewed upon the mutual consent of the Parties.

2. Nature of Services to be Rendered.

     Consultant shall provide the Company with corporate consulting services, including, but not limited to, using his best efforts to locate and identify potential joint venture partners or other expansion opportunities primarily on the Eastern Seaboard of the United States.

3. Compensation.

     As compensation for his consulting services rendered hereunder, the Company, simultaneously with the execution of this Agreement, shall issue to the Consultant an option to purchase four hundred thousand (400,000) shares of the Company's restricted common stock, exercisable at $0.50 per share (the "Option"); and

4. Warranties and Representations of the Consultant.

     In order to induce the Company to enter into this Agreement, the Consultant hereby makes the following unconditional warranties and representations:

     (a) Consultant is not now a party to a consulting agreement with any other corporation or entity involved in a business which is the same as or similar to the Company's.

     (b) Consultant is permitted to provide consulting services to any corporation or entity engaged in a business identical or similar to the Company's, provided, however, that the

Consultant shall keep confidential all information it receives from the Company which is of a confidential or proprietary nature, without disclosure to or for the benefit of any third parties.

5. Warranties and Representations of the Company.

     In order to induce the Consultant to enter into this Agreement, the Company hereby makes the following unconditional warranties and representations:

     (a) The Company is not a party to any other contract or agreement with terms identical to those contained herein.

     (b) The Company acknowledges that Consultant does not guarantee its ability to cause the consumption of any contract or merger or acquisition with any corporate candidate.

6. Issuance of Option to Consultant.

     The Company shall cause to be issued and delivered to Consultant the Option bearing the signatures of its President and Secretary. The Company shall take all corporate action necessary for the Option issuance to be legally valid and irrevocable, including obtaining the prior unanimous written consent of its Board of Directors.

7. Registration Obligations.

     The Company expressly agrees to register, with the Securities and Exchange Commission, the shares of common stock underlying the options issued herein in a registration statement on Form S-8, if and when available (and all related qualifications under the state securities laws.

8. Expense Reimbursement.

     Consultant shall be entitled to receive cash reimbursement, and the Company shall provide cash reimbursement, of all cash expenses paid by Consultant on behalf of the Company in performance of his duties hereunder. Such expenses shall include without limitation expenses for communications and travel. In no event, however, will Consultant incur on behalf of the Company an expense in excess of $500 without the prior written consent of the Company.

9. Indemnification of Consultant by the Company.

     The Company shall indemnify and hold harmless Consultant from and against any and all liabilities and damages in connection with the Company's ownership and operation and, without limiting the foregoing, shall pay the Consultant's legal fees and expenses if Consultant is named as a defendant in any proceedings brought in connection with the services provided hereunder.

10. Indemnification of the Company by the Consultant.

     Consultant shall indemnify and hold harmless the Company and its principals from and against any and all liabilities and damages arising out of actions taken by Consultant in connection with his services as consultant, which actions were not authorized by the Company.

11. Arbitration.

     Any and all conflicts, disputes and disagreements arising out of or in connection with any aspect of the Agreement shall be subject to arbitration in accordance with the rules of The American Arbitration Association then in effect. Written Notice of Dispute shall be served by either Party upon the other Party at its address set forth herein or such other address as it shall have provided in writing for that purpose, and the arbitration date shall be set no later than two months from the date such Notice is served. The dispute shall be submitted to The American Arbitration Association headquarters located in Houston, Texas or the nearest office thereto. The Parties designate the state court in Harris County as the court in which any arbitration award shall be subject to confirmation, and will abide by such confirmation.

12. Entire Understanding/Incorporation of other Documents.

     This Agreement contains the entire understanding of the Parties with regard to the subject matter hereof, superseding any and all prior agreements or understandings whether oral or written, and no further or additional agreements, promises, representations or covenants may be inferred or construed to exist between the Parties.

13. No Assignment or Delegation Without Prior Approval.

     No portion of the Agreement or any of its provisions may be assigned, nor obligations delegated, to any other person or party without the prior written consent of the Parties except by operation of law or as otherwise set forth herein.

14. Survival of Agreement.

     The Agreement and all of its terms shall inure to the benefit of any permitted assignees of or lawful successors to either Party.

15. No Amendment Except in Writing.

     Neither the Agreement nor any of its provisions may be altered or amended except in a dated writing signed by the Parties.

16. Waiver of Breach.

     No waiver of any breach of any provision hereof shall be deemed to constitute a continuing waiver or a waiver of any other portion of the Agreement.

17. Severability of the Agreement.

     Except as otherwise provided herein, if any provision hereof is deemed by arbitration or a court of competent jurisdiction to be legally unenforceable or void, such provision shall be stricken from the Agreement and the remainder hereof shall remain in full force and effect.

18. Governing Law.

     The Agreement and its provisions shall be construed in accordance with and pursuant to, and governed by, the laws of the State of Texas, as applicable to agreements to be performed solely within the State of Texas, without regard to its conflict-of-laws provisions then in effect.

19. No Construction Against Drafter.

     The Agreement shall be construed without regard to any presumption or other rule requiring construction against the Party causing the drafting hereof.

     IN WITNESS WHEREOF, the Parties have executed the Agreement as of the date first above written.

     By: /s/ Jim Hock
         --------------------
         Jim Hock, Consultant

     AMERICAN ENERGY SERVICES, INC.


     By: /s/ Patrick S. Elliott
         -----------------------------
         Patrick S. Elliott, President